CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement of our report dated August 18, 2003 relating to the financial statements of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) and to the reference to our Firm under the caption Experts in the Prospectus.

/s/ Bennett Thrasher PC

Atlanta, Georgia
October 1, 2003